UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number.)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant's telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

During the first half of 2005, Textron's Fastening Systems segment experienced declining sales volumes and profits. Volumes were down due to soft demand in the automotive market and operating difficulties. Profits were down due to the lower volumes, a lag in the ability to recover higher steel costs and inefficiencies associated with the consolidation of manufacturing operations in North America. Due to the continuation of these conditions, further softening of demand in the North American automotive market, and an expected decline in the European automotive market, Textron's Management Committee initiated a special review at the end of August to consider strategic alternatives for the segment, including the potential sale of all or portions of its operations. On September 6, 2005, Textron's Board of Directors approved management's recommendation to explore strategic alternatives for the segment.

Upon exploration of various strategic alternatives for the segment, Textron has determined that the best course of action is to sell the entire segment, and on December 7, 2005, Textron's Board of Directors approved a plan developed by management to sell the Fastening Systems segment. With this approval on December 7, 2005, Textron has committed to actively market the segment and anticipates no significant changes to the approved plan and the completion of the sale within the next twelve months. Textron will record an after-tax charge of approximately $49 million in the fourth quarter of 2005, which includes $38 million related to previously deferred foreign currency translation losses and $4 million of tax charges, both related to the non-U.S.-based business, as well as $7 million related to curtailment losses for employee retirement plans. We also expect to incur total deal-related costs, primarily for professional services and advisory fees, in the range of $30 million to $40 million, which will be expensed as incurred. The Company estimates it will incur approximately $10 million ($6 million after-tax) in deal-related costs in the fourth quarter. Textron is currently identifying interested buyers, and does not expect to incur an additional loss upon the sale of the segment. Beginning in the fourth quarter of 2005, the Fastening Systems segment will be presented as a discontinued operation.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

                                                                     /s/Richard L. Yates__________________
                                                           By:    Richard L. Yates
                                                                    Senior Vice President and Controller

Date: December 7, 2005